Filed Pursuant to Rule 424(b)(3)
Registration No. 333-206402

PROSPECTUS

IDI, Inc.

640,205 Shares of Common Stock

This prospectus relates to the sale of up to 640,205 shares of our common stock, issuable upon the exercise of warrants, which may be offered by the selling shareholder identified in this prospectus. We will not receive any proceeds from the sales of shares of our common stock by the selling shareholder named on page 12. We will, however, receive proceeds in connection with the exercise of the warrants referred to above.

The common stock offered in this prospectus involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus to read about factors you should consider before buying shares of our common stock.

No underwriter or other person has been engaged to facilitate the sale of shares of our common stock in this offering. The selling shareholder may be deemed an underwriter of the shares of our common stock that the selling shareholder is offering within the meaning of the Securities Act of 1933. We will bear all costs, expenses and fees in connection with the registration of these shares.

The selling shareholder is offering these shares of common stock. The selling shareholder may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling shareholder will receive all proceeds from the sale of the common stock. We will receive proceeds from the exercise of the warrants if the warrants are exercised, which proceeds will be used for working capital and general corporate purposes. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”

Our common stock is traded on the NYSE MKT under the symbol “IDI.” On August 20, 2015, the last reported sales price of our common stock on the NYSE MKT was $6.70 per share.

Investing in our securities involves risks. You should read carefully and consider “Risk Factors” included in our most recent Annual Report on Form 10-K and on page 3 of this prospectus and in the applicable prospectus supplement before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 21, 2015

You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. We are not offering to sell or seeking offers to buy shares of common stock in jurisdictions where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. We are responsible for updating this prospectus to ensure that all material information is included and will update this prospectus to the extent required by law.

PROSPECTUS SUMMARY

This summary only highlights the more detailed information appearing elsewhere in this prospectus or incorporated by reference in this prospectus. It may not contain all of the information that is important to you. You should carefully read the entire prospectus and the documents incorporated by reference in this prospectus before deciding whether to invest in our securities. Unless otherwise indicated or the context requires otherwise, in this prospectus and any prospectus supplement hereto references to “IDI,” “the Company,” “we,” “us,” and “our” refer to IDI, Inc. and its consolidated subsidiaries.

We are not, and the selling shareholder is not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.

Our Company

IDI, Inc., formerly known as Tiger Media, Inc. or Tiger Media, is a holding company incorporated in the State of Delaware. Through its consolidated subsidiaries, IDI’s principal focus is in data analytics, serving as an information solutions provider to the risk management industry for purposes including due diligence, risk assessment, fraud detection and prevention, and authentication and verification. Further, IDI’s cross-functional core systems and processes are designed to deliver products and solutions to the marketing industry and to enable the public and private sectors to layer our solutions over their unique data sets, providing otherwise unattainable insight. In addition, as discussed below, IDI previously provided advertising services in the out-of-home advertising industry in China, but has recently discontinued its Chinese operations.

On March 21, 2015, Tiger Media and a wholly-owned subsidiary completed a merger, or the Merger, with The Best One, Inc. or TBO, a holding company incorporated in the State of Florida, pursuant to the terms and conditions of a Merger Agreement and Plan of Reorganization, as amended, dated as of December 14, 2014. As a result of the Merger, IDI acquired the business of Interactive Data, LLC, or Interactive Data, which prior to the Merger was a wholly-owned subsidiary of TBO. TBO changed its name to IDI Holdings, LLC or IDI Holdings.

Historically, Interactive Data provided data solutions and services to the Accounts Receivable Management industry for location and identity verification, legislative compliance and debt recovery. Interactive Data is now targeting the entirety of the risk management industry, including expansion into Fair Credit Reporting Act regulated data and non-regulated data. Through proprietary linking technology, advanced systems architecture, and a massive data repository, Interactive Data will address the rapidly growing need for actionable intelligence.

In order for the Company to continue to develop new products, grow its existing business and expand into additional markets, it must generate and sustain sufficient operating profits and cash flow in future periods. This will require the Company to generate additional sales from current products and new products currently under development. Interactive Data has begun building out its sales organization to drive current products and to introduce new products into the market place. The Company will incur increased compensation expenses for its sales and marketing, executive and administrative, and infrastructure-related persons as it increases headcount in the next 12 months.

Although it was initially our intention to continue, post-Merger, to operate and further develop its advertising business both in China and the United States, IDI has shifted its focus going forward towards the data fusion industry via its consolidated subsidiaries, where IDI believes the opportunities for future growth are substantially greater. On June 30, 2015, in connection with the continuing shift in IDI’s focus towards the data fusion industry, IDI’s Board of Directors approved a plan under which IDI will discontinue the operations of its Chinese and BVI-based subsidiaries. The purpose of the plan is to focus IDI’s resources on the data fusion industry, where we believe the opportunities for future growth are substantially greater. Additionally, due to the continuing negative cash flow from our Chinese operations, IDI elected not to invest further in this business. See “Risk Factors.”

Recent Developments

On July 23, 2015, we raised approximately $10.0 million in gross proceeds from the sale of 1,280,410 shares of our common stock in a registered direct offering to one institutional investor. The purchase price paid by the investor was $7.81 per share. Simultaneously, we conducted a private placement offering with the same accredited investor through which we issued the investor, for no additional consideration, warrants to purchase 640,205 shares of common stock. The warrants have an exercise price of $10.00 per share and are exercisable beginning six months from the date of issuance, expiring 36 months from the date of issuance. We are filing this registration statement as a result of our agreement with this investor to register the shares underlying the investor’s warrants.

Chardan Capital Markets, LLC acted as placement agent for the offering. The net proceeds to IDI from the offering, after deducting placement agent fees and estimated offering expenses, were approximately $9.365 million. The registered direct offering and the concurrent private placement closed on July 28, 2015.

Corporate Information

Our principal executive offices are located at 2650 North Military Trail, Suite 300, Boca Raton, Florida 33431 and our telephone number is (561) 757-4000. Our Internet website address is www.ididata.com. The information on our website is not incorporated into this prospectus.

THE OFFERING

Common stock outstanding prior to the offering:	15,467,286 shares

Common stock offered by the selling shareholders:	640,205 shares (1)

Common stock outstanding immediately following the offering:	16,107,491 shares (2)

Use of proceeds:	We will not receive any proceeds from the sale of the shares of common stock by the selling shareholder but will receive proceeds from the exercise of the warrants if the warrants are exercised, which proceeds will be used for working capital and general corporate purposes.

Risk Factors:	See “Risk Factors” beginning on page 3 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Stock Symbol:	NYSE MKT: IDI

(1)	The shares offered under this prospectus are issuable upon the exercise of warrants. Such shares are not presently issued or outstanding.
(2)	The number of shares of common stock to be outstanding after this offering assumes exercise of the warrants but excludes:

•	900,108 shares of common stock issuable upon the achievement of performance milestones;

•	4,634,500 shares of common stock underlying restricted stock units;

•	422,000 shares of common stock underlying stock options;

•	4,965,302 shares of common stock issuable upon conversion of outstanding shares of our Series A Convertible Preferred Stock (“Series A”); and

•	1,800,220 shares of common stock issuable upon conversion of shares of Series A issuable upon the achievement of performance milestones.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus including the incorporated documents contains forward-looking statements. All statements other than statements of historical facts, including statements regarding our future financial position, liquidity, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs.

The results anticipated by any or all of these forward-looking statements might not occur. Important factors, uncertainties and risks that may cause actual results to differ materially from these forward-looking statements are contained in the risk factors that follow and elsewhere in this prospectus and the incorporated documents. We undertake no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For more information regarding some of the ongoing risks and uncertainties of our business, see the risk factors that follow and or that are disclosed in our incorporated documents.

RISK FACTORS

Because the Risk Factors in the Form 10-K for the year ended December 31, 2014 were in material part based on the legacy Chinese business, we have revised the Risk Factors and investors should focus on the risks which follow.

Investing in our securities involves a high degree of risk. Before purchasing the securities offered by this prospectus, you should consider carefully the risk factors contained in this prospectus, as well as the risks, uncertainties and additional information (i) set forth in our SEC reports on Forms 10-K, 10-Q and 8-K, and in the other documents that we file with the SEC after the date of this prospectus, all of which are deemed incorporated by reference in this prospectus, although as noted above, the risk factors contained in the Form 10-K for the year ended December 31, 2014 have been in part superseded by the risk factors contained in this prospectus, and (ii) the information contained in any applicable prospectus supplement. For a description of these reports and documents, and information about where you can find them, see “Incorporation of Certain Documents By Reference.” The risks and uncertainties we discuss in this prospectus and in the documents incorporated by reference in this prospectus are those that we currently believe may materially affect our company. Additional risks not presently known, or currently deemed immaterial, also could materially and adversely affect our financial condition, results of operations, business and prospects.

Risks Relating to Our Business

Although IDI Holdings was not incorporated until September 22, 2014, it has incurred operating losses and negative cash flow from operations which makes our future results uncertain.

IDI Holdings was incorporated on September 22, 2014, after which it promptly acquired Interactive Data, an operating business in the data fusion industry. Since inception, IDI Holdings has incurred operating losses and negative cash flow from operations. We are investing significant capital in order to enhance our technology platform. Additionally, we have ramped up our marketing efforts, which may further increase short-term operating losses and cash flow deficits. We cannot assure you we will be profitable in the future.

To achieve sustainable profitability, we must continue to generate increased revenue.

We need to generate greater revenue from the sales of our products if we are to sustain profitability. If we are unable to generate greater revenue, we may not be able to sustain profitability or generate positive cash flow from operations in the future.

Our revenues are concentrated in the U.S. market across a broad range of industries. When these industries or the broader financial markets experience a downturn, demand for our services and revenues may be adversely affected.

Our customers, and therefore our business and revenues, sometimes depend on favorable macroeconomic conditions and are impacted by the availability of credit, the level and volatility of interest rates, inflation, employment levels, consumer confidence and housing demand. In addition, a significant amount of our revenues are concentrated among certain industries. Our customer base suffers when financial markets experience volatility, illiquidity and disruption, which has occurred in the past and which could reoccur. Such market developments, and the potential for increased and continuing disruptions going forward, present considerable risks to our business and operations. Changes in the economy have resulted, and may continue to result, in fluctuations in volumes, pricing and operating margins for our services. For example, the banking and financial market downturn that began to affect U.S. businesses in 2008 caused a greater focus on expense reduction by customers of businesses similar to ours. If businesses in these industries experience economic hardship, we cannot assure you that we will be able to generate future revenue growth. These types of disruptions could lead to a decline in the volumes of services we provide our customers and could negatively impact our revenue and results of operations.

Our relationships with key customers may be materially diminished or terminated.

We have established relationships with a number of customers, many of whom could unilaterally terminate their relationship with us or materially reduce the amount of business they conduct with us at any time. Market competition, customer requirements, customer financial condition and customer consolidation through mergers or acquisitions also could adversely affect our ability to continue or expand these relationships. There is no guarantee that we will be able to retain or renew existing agreements, maintain relationships with any of our customers on acceptable terms or at all or collect amounts owed to us from insolvent customers. The loss of one or more of our major customers could adversely affect our business, financial condition and results of operations.

We could lose our access to data sources which could prevent us from providing our services.

Our services and products depend extensively upon continued access to and receipt of data from external sources, including data received from customers, strategic partners and various government and public records repositories. In some cases, we compete with our data providers. Our data providers could stop providing data, provide untimely data or increase the costs for their data for a variety of reasons, including a perception that our systems are insecure as a result of a data security breach, budgetary constraints, a desire to generate additional revenue or for regulatory or competitive reasons. We could also become subject to increased legislative, regulatory or judicial restrictions or mandates on the collection, disclosure or use of such data, in particular if such data is not collected by our providers in a way that allows us to legally use the data. If we were to lose access to this external data or if our access or use were restricted or were to become less economical or desirable, our ability to provide services could be negatively impacted, which would adversely affect our reputation, business, financial condition and results of operations. We cannot provide assurance that we will be successful in maintaining our relationships with these external data source providers or that we will be able to continue to obtain data from them on acceptable terms or at all. Furthermore, we cannot provide assurance that we will be able to obtain data from alternative sources if our current sources become unavailable.

We face intense competition from both start-up and established companies that may have significant advantages over us and our products.

The market for our products and services is intensely competitive. There are numerous companies competing with us in various segments of the data fusion industry, and their products and services may have advantages over our products and services in areas such as conformity to existing and emerging industry standards, performance, price, ease of use, scalability, reliability, flexibility, product features and technical support.

IDI’s principal competitors in the data fusion industry include Palantir, LexisNexis, TransUnion, and Thomson Reuters. Current and potential competitors may have one or more of the following significant advantages:

•	greater financial, technical and marketing resources;

•	better name recognition;

•	more comprehensive solutions;

•	better or more extensive cooperative relationships; and

•	larger customer base.

We cannot assure you that IDI will be able to compete successfully with its existing or new competitors. Some of our competitors may have, in relation to us, one or more of the following: longer operating histories, longer-standing relationships with end-user customers and greater customer service, public relations and other resources. As a result, these competitors may be able to more quickly develop or adapt to new or emerging technologies and changes in customer requirements, or devote greater resources to the development, promotion and sale of their products and services. Additionally, it is likely that new competitors or alliances among existing competitors could emerge and rapidly acquire significant market share.

There may be further consolidation in our end-customer markets, which may adversely affect our revenues.

There has been, and we expect there will continue to be, merger, acquisition and consolidation activity in our customer markets. If our customers merge with, or are acquired by, other entities that are not our customers, or that use fewer of our services, our revenue may be adversely impacted. In addition, industry consolidation could affect the base of recurring transaction-based revenue if consolidated customers combine their operations under one contract, since many of our contracts provide for volume discounts. In addition, our existing customers might leave certain geographic markets, which would no longer require them to purchase certain products from us and, consequently, we would generate less revenue than we currently expect.

To the extent the availability of free or relatively inexpensive consumer and/or business information increases, the demand for some of our services may decrease.

Public and commercial sources of free or relatively inexpensive consumer and business information have become increasingly available and this trend is expected to continue. Public and commercial sources of free or relatively inexpensive consumer and/or business information may reduce demand for our services. To the extent that our customers choose not to obtain services from us and instead rely on information obtained at little or no cost from these public and commercial sources, our business, financial condition and results of operations may be adversely affected.

If IDI’s newer products do not achieve market acceptance, revenue growth may suffer.

IDI’s location and identity verification products have been in the market place for a limited period of time and may have longer sales cycles than its previous products. Accordingly, we may not achieve the meaningful revenue growth needed to sustain operations. We cannot provide any assurances that sales of its newer products will continue to grow or generate sufficient revenues to sustain its business. If IDI is unable to recognize revenues due to longer sales cycles or other problems, its results of operations could be adversely affected.

IDI has not yet received broad market acceptance for its newer products. IDI cannot assure you that its present or future products will achieve market acceptance on a sustained basis. In order to achieve market acceptance and achieve future revenue growth, we must introduce complementary products, incorporate new technologies into existing product lines and design, and develop and successfully commercialize higher performance products in a timely manner. IDI cannot assure you that it will be able to offer new or complementary products that gain market acceptance quickly enough to avoid decreased revenues during current or future product introductions or transitions.

IDI’s products and services can have long sales and implementation cycles, which may result in substantial expenses before realizing any associated revenues.

The sale and implementation of our data products and services to large companies and government entities typically involves a lengthy education process and a significant technical evaluation and commitment of capital and other resources. This process is also subject to the risk of delays associated with customers’ internal budgeting and other procedures for approving capital expenditures, and testing and accepting new technologies that affect key operations. As a result, sales and implementation cycles for IDI’s data products and services can be lengthy, and IDI may expend significant time and resources before it receives any revenues from a customer or potential customer. IDI’s quarterly and annual operating results could be adversely affected if orders forecast for a specific customer and for a particular period are not realized.

IDI resembles a developmental stage company and its business strategy may not be successful.

Historically, Interactive Data provided data solutions and services to the Accounts Receivable Management industry for location and identity verification, legislative compliance and debt recovery. Interactive Data is now targeting the entirety of the risk management industry, including expansion into Fair Credit Reporting Act regulated data and non-regulated data, with new products and services. IDI can provide no assurances that these newly introduced products and services will ever achieve widespread market acceptance or that an adequate market for these products and services will ever emerge. Consequently, IDI resembles a developmental stage company and will face the following inherent risks and uncertainties:

•	the need for our products and services to achieve market acceptance and produce a sustainable revenue stream;

•	our ability to manage costs and expenses;

•	our ability to secure, and dependence on, key personnel;

•	our ability to obtain financing on acceptable terms; and

•	our ability to offer greater value than our competitors.

IDI’s business strategy may not successfully address these risks. If it fails to recognize significant revenues from the sales of new products and services, business, financial condition and operating results would be materially adversely affected.

If IDI fails to respond to rapid technological changes in the data fusion industry, it may lose customers and/or its products and/or services may become obsolete.

The data fusion industry is characterized by rapidly changing technology, frequent product introductions, and continued evolution of new industry standards. IDI must also introduce upgrades to its products and services rapidly in response to customer needs. As a result, IDI’s success depends upon its ability to develop and introduce in a timely manner new products and services and enhancements to its existing products and services that meet changing customer requirements and evolving industry standards. The development of technologically advanced product solutions is a complex and uncertain process requiring high levels of innovation, rapid response and accurate anticipation of technological and market trends. IDI cannot assure you that it will be able to identify, develop, manufacture, market or support new or enhanced products and services successfully in a timely manner. Further, IDI or its competitors may introduce new products or services or product enhancements that shorten the life cycle of existing products or services or cause existing products or services to become obsolete.

IDI’s products and services are highly technical and if they contain undetected errors, its business could be adversely affected and it may have to defend lawsuits or pay damages in connection with any alleged or actual failure of its products and services.

IDI’s products and services are highly technical and complex. Our products and services have contained and may contain one or more undetected errors, defects or security vulnerabilities. Some errors in our products and services may only be discovered after a product or service has been used by end customers. Any errors or security vulnerabilities discovered in IDI’s products after commercial release could result in loss of revenues or delay in revenue recognition, or loss of customers, any of which could adversely affect its business and results of operations. In addition, IDI could face claims for product liability or breach of personally identifiable information. Defending a lawsuit, regardless of its merit, is costly and may divert management’s attention. In addition, if IDI’s business liability insurance coverage is inadequate or future coverage is unavailable on acceptable terms or at all, its financial condition could be harmed.

A breach of network security could harm public perception of IDI’s products and services, which could cause it to lose revenues.

If an actual or perceived breach of network security occurs, regardless of whether the breach is attributable to IDI’s network security controls, the market perception of the effectiveness of IDI’s network security could be harmed resulting in loss of current and potential end user customers, data suppliers, or cause IDI to lose potential value-added resellers. Because the techniques used by computer hackers to access or sabotage networks change frequently and generally are not recognized until launched against a target, IDI may be unable to anticipate these techniques. If an actual or perceived breach were to occur, we cannot assure you that IDI would not lose revenue or not sustain operating losses as a result.

Because our networks and information technology systems are critical to our success, we may be vulnerable to unauthorized persons hacking our systems or our systems may otherwise cease to function properly, which could result in the theft of our proprietary information, disrupt our operations and materially adversely affect our business.

The data fusion industry relies heavily on large information technology databases and the ability to provide services using that information. A party who is able to breach the security measures on our networks could misappropriate either our proprietary information or the personal information of consumers that we collect, or otherwise cause interruptions or malfunctions to our operations. Hacking of computer data systems is a growing problem throughout the United States. If we grow and obtain more visibility, we may be more vulnerable to hacking. We may be required to expend significant capital and other resources to protect against such threats or to alleviate problems caused by breaches in security. Additionally, any server interruptions, break-downs or system failures, including failures which may be attributable to events within our control, could increase our future operating costs and cause us to lose business. We maintain insurance policies covering losses relating to our network systems or other assets. However, these policies may not cover the entire cost of a claim. Any future disruptions in our information technology systems, whether caused by hacking or otherwise, may have a material adverse effect on our future revenues and results of operations.

Consolidation in the data fusion industry may limit market acceptance of IDI’s products and services.

Several of our competitors have acquired companies with complementary technologies in the past. IDI expects consolidation in the data fusion industry to continue in the future. These acquisitions may permit IDI’s competitors to accelerate the development and commercialization of broader product lines and more comprehensive solutions than IDI currently offers. Acquisitions of vendors or other companies with which IDI has a strategic relationship by its competitors may limit its access to commercially significant technologies. Further, business combinations in the data fusion industry are creating companies with larger market shares, customer bases, sales forces, product offerings and technology and marketing expertise, which may make it more difficult for IDI to compete.

IDI must adequately protect its intellectual property in order to prevent loss of valuable proprietary information.

IDI relies primarily upon a combination of patent, copyright, trademark and trade secret laws, confidentiality procedures and non-disclosure agreements to protect its proprietary technology. However, unauthorized parties may attempt to copy or reverse-engineer aspects of IDI’s products or services or to obtain and use information that it regards as proprietary. Policing unauthorized use of IDI’s products or services is difficult, and IDI cannot be certain that the steps it has taken will prevent misappropriation of its intellectual property. If the protection of IDI’s intellectual property proves to be inadequate or unenforceable, others may be able to use its proprietary developments without compensation to IDI, resulting in potential cost advantages to its competitors.

IDI may incur substantial expenses defending itself against claims of infringement.

There are numerous patents held by many companies relating to the design and manufacture of data solutions. Third parties may claim that our products and/or services infringe on their intellectual property rights. Any claim, with or without merit, could consume management’s time, result in costly litigation, cause delays in sales or implementation of products or services or require entry into royalty or licensing agreements. In this respect, patent and other intellectual property litigation is becoming increasingly more expensive in terms of legal fees, expert fees and other expenses. Royalty and licensing agreements, if required and available, may be on terms unacceptable to IDI or detrimental to its business. Moreover, a successful claim of product infringement against IDI or its failure or inability to license the infringed or similar technology on commercially reasonable terms could seriously harm its business.

We depend, in part, on strategic alliances, joint ventures and acquisitions to grow our business. If we are unable to make strategic acquisitions and develop and maintain these strategic alliances and joint ventures, our growth may be adversely affected.

An important focus of our business is to identify business partners who can enhance our services and enable us to develop solutions that differentiate us from our competitors. We have entered into several alliance agreements or license agreements with respect to certain of our datasets and services and may enter into similar agreements in the future. These arrangements may require us to restrict our use of certain of our technologies or datasets among certain customer industries, or to grant licenses on terms that ultimately may prove to be unfavorable to us, either of which could adversely affect our business, financial condition or results of operations. Relationships with our alliance agreement partners may include risks due to incomplete information regarding the marketplace and commercial strategies of our partners, and our alliance agreements or other licensing agreements may be the subject of contractual disputes. If we or our alliance agreements’ partners are not successful in maintaining or commercializing the alliance agreements’ services, such commercial failure could adversely affect our business.

If we consummate any future acquisitions, we will be subject to all the risks inherent in identifying, acquiring and operating new acquired business.

On March 21, 2015, we merged with IDI Holdings and transformed the nature of our business. IDI Holdings, in turn, had acquired Interactive Data in October 2014 shortly following IDI Holdings’ incorporation. We may, in the future, acquire businesses which we believe could compliment or expand our current business or offer growth opportunities. We may experience difficulties in identifying potential acquisition candidates that complement our current business at appropriate prices, or at all. We cannot assure you that our acquisition strategy will be successful. We may spend significant management time and resources in analyzing and negotiating acquisitions or investments that are not consummated. Furthermore, the ongoing process of integrating an acquired business is distracting, time consuming, expensive, and requires continuous optimization and allocation of resources. Additionally, if we use stock as consideration, this would dilute our existing shareholders. Contrarily, if we use cash, this would reduce our liquidity and impact our financial flexibility. We may seek debt financing for particular acquisitions, which may not be available on commercially reasonable terms, or at all. We face all the risks associated with the business acquisition strategy, including:

•	the potential disruption of our existing businesses, including the diversion of management attention and the redeployment of resources;

•	entering new markets or industries in which we have limited prior experience;

•	our failure in due diligence to identify key issues specific to the businesses we seek to acquire or the industries or other environments in which they operate, or, failure to protect against contingent liabilities arising from those issues;

•	unforeseen, hidden or fraudulent liabilities;

•	our difficulties in integrating, aligning and coordinating organizations which will likely be geographically separated and may involve diverse business operations and corporate cultures;

•	our difficulties in integrating and retaining key management, sales, research and development, production and other personnel;

•	the potential loss of key employees, customers or distribution partners of the acquired businesses;

•	our difficulties in incorporating the acquired business into our organization;

•	the potential loss of customers, distributors or suppliers;

•	our difficulties in integrating or expanding information technology systems and other business processes to accommodate the acquired business;

•	the risks associated with integrating financial reporting and internal control systems;

•	the potential for future impairments of goodwill if the acquired business does not perform as expected;

•	the inability to obtain necessary government approvals for the acquisition, if any; and

•	our successfully operating the acquired business.

If we cannot overcome these challenges, we may not realize actual benefits from past and future acquisitions, which will impair our overall business results. If we complete an investment or acquisition, we may not realize the anticipated benefits from the transaction.

Our business is subject to various governmental regulations, laws and orders, compliance with which may cause us to incur significant expenses or reduce the availability or effectiveness of our solutions, and the failure to comply with which could subject us to civil or criminal penalties or other liabilities.

Our businesses are subject to regulation under the Gramm-Leach-Bliley Act (the “GLBA”), the Driver’s Privacy Protection Act (the “DPPA”), the Health Insurance Portability and Accountability Act, the Federal Trade Commission Act (the “FTC Act”) and various other federal, state and local laws and regulations. These laws and regulations, which generally are designed to protect the privacy of the public and to prevent the misuse of personal information available in the marketplace, are complex, change frequently and have tended to become more stringent over time. We already incur significant expenses in our attempt to ensure compliance with these laws. Currently, public concern is high with regard to the collection, use, accuracy, and sharing of personal information, including Social Security numbers, dates of birth, financial information, department of motor vehicle data and other behavioral data. In addition, many consumer advocates, privacy advocates, legislatures and government regulators believe that existing laws and regulations do not adequately protect privacy and have become increasingly concerned with the use of this type of personal information. As a result, they are lobbying for further restrictions on the dissemination or commercial use of personal information to the public and private sectors. Additional legislative or regulatory efforts in the United States, or an action by Executive Order of the President of the United States, could further regulate the collection, use, communication, access, accuracy, obsolescence, sharing, correction and security of this personal information. In addition, any perception that our practices or products are an invasion of privacy, whether or not consistent with current or future regulations and industry practices, may subject us to public criticism, private class actions, reputational harm, or claims by regulators, which could disrupt our business and expose us to increased liability.

The following legal and regulatory developments also could have a material adverse effect on our business, financial condition or results of operations:

•	amendment, enactment or interpretation of laws and regulations that restrict the access and use of personal information and reduce the availability or effectiveness of our solutions or the supply of data available;

•	changes in cultural and consumer attitudes in favor of further restrictions on information collection and sharing, which may lead to regulations that prevent full utilization of our solutions;

•	failure of data suppliers or customers to comply with laws or regulations, where mutual compliance is required;

•	failure of our solutions to comply with current laws and regulations; and

•	failure of our solutions to adapt to changes in the regulatory environment in an efficient, cost-effective manner.

Changes in applicable legislation or regulations that restrict or dictate how we collect, maintain, combine and disseminate information could adversely affect our business, financial condition or results of operations. In the future, we may be subject to significant additional expense to ensure continued compliance with applicable laws and regulations and to investigate, defend or remedy actual or alleged violations. Any failure by us to comply with applicable laws or regulations could also result in significant liability to us, including liability to private plaintiffs as a result of individual or class action litigation, or may result in the cessation of our operations or portions of our operations or impositions of fines and restrictions on our ability to carry on or expand our operations. Moreover, our compliance with privacy laws and regulations and our reputation depend in part on our customers’ adherence to privacy laws and regulations and their use of our services in ways consistent with consumer expectations and regulatory requirements. Certain of the laws and regulations governing our business are subject to interpretation by judges, juries and administrative entities, creating substantial uncertainty for our business. We cannot predict what effect the interpretation of existing or new laws or regulations may have on our business.

The outcome of litigation, inquiries, investigations, examinations or other legal proceedings in which we are involved, in which we may become involved, or in which our customers or competitors are involved could subject us to significant monetary damages or restrictions on our ability to do business.

Legal proceedings arise frequently as part of the normal course of our business. These may include individual consumer cases, class action lawsuits and inquiries, investigations, examinations, regulatory proceedings or other actions brought by federal (e.g., the United States Federal Trade Commission (“FTC”)) or state (e.g., state attorneys general) authorities or by consumers. The scope and outcome of these proceedings is often difficult to assess or quantify. Plaintiffs in lawsuits may seek recovery of large amounts and the cost to defend such litigation may be significant. There may also be adverse publicity and uncertainty associated with investigations, litigation and orders (whether pertaining to us, our customers or our competitors) that could decrease customer acceptance of our services or result in material discovery expenses. In addition, a court-ordered injunction or an administrative cease-and-desist order or settlement may require us to modify our business practices or may prohibit conduct that would otherwise be legal and in which our competitors may engage. Many of the technical and complex statutes to which we are subject, including state and federal financial privacy requirements, may provide for civil and criminal penalties and may permit consumers to maintain individual or class action lawsuits against us and obtain statutorily prescribed damages. Additionally, our customers might face similar proceedings, actions or inquiries, which could affect their business and, in turn, our ability to do business with those customers. While we do not believe that the outcome of any pending or threatened legal proceeding, investigation, examination or supervisory activity will have a material adverse effect on our financial position, such events are inherently uncertain and adverse outcomes could result in significant monetary damages, penalties or injunctive relief against us.

Because we are winding down our legacy Chinese business, we expect to incur a one-time non-cash charge of approximately $42 million.

In order to conserve cash and focus on IDI’s business, we are terminating our operations in China. As a result, we will be required to write off the goodwill, intangible assets, property, equipment and long-term deferred assets on our balance sheet of approximately $41 million. We will incur costs related to the termination of these employees of approximately $0.3 million. This will cause us to report substantial operating losses for the three months ended June 30, 2015 and year ending December 31, 2015.

Risks Relating to Our Common Stock

Voting control by executive officers, directors and other affiliates of IDI may limit your ability to influence the outcome of director elections and other matters requiring shareholder approval.

The executive officers, directors and other affiliates of IDI beneficially own approximately 37% of our voting shares as of August 11, 2015. These shareholders can control substantially all matters requiring approval by our shareholders, including the election of directors and the approval of other business transactions. This concentration of ownership could have the effect of delaying or preventing a change in control of IDI or discouraging a potential acquirer from attempting to obtain control of IDI, which in turn could have a material adverse effect on the market price of shares of common stock or prevent our shareholders from realizing a premium over the market price for their shares of common stock.

Because we may be required to raise capital, additional equity or debt financing may not be available and, if available, may significantly dilute the value of currently outstanding common stock.

We expect to fund operations through current cash and future profits. Subject to revenue growth, we may have to raise private equity and or debt, which, if we are able to obtain, will have the effect of diluting existing common and preferred shareholders. Any equity or debt financings, if available at all, may be on terms which are not favorable to us. If our operations do not generate positive cash flow in the upcoming year, or if IDI is not able to obtain additional debt or equity financing on terms and conditions acceptable to it, if at all, we may be unable to implement our business plan.

Future sales of our common stock may depress our stock price.

As of August 11, we had 15,467,286 shares of our common stock outstanding, 10,662,007 shares of our common stock underlying restricted stock units, stock options, warrants, and convertible preferred stock, and an additional 2,700,328 shares issuable upon the achievement of certain performance milestones under outstanding agreements. Approximately 8.2 million shares of our outstanding shares are eligible for resale either without restrictions or under Rule 144 of the Securities Act of 1933, or Rule 144, provided, in the latter case, that certain volume restrictions and other conditions are met. If any significant number of these shares are sold, such sales could have a depressive effect on the market price of our stock. In addition, upon issuance, some of the shares underlying the restricted stock units, stock options, warrants and convertible preferred stock will be eligible to be offered from time to time in the public market pursuant to registration statements we may file and Rule 144, and any such sale of these shares may have a depressive effect as well. We are unable to predict the effect, if any, that the sale of shares, or the availability of shares for future sale, will have on the market price of the shares prevailing from time to time. Sales of substantial amounts of shares in the public market, or the perception that such sales could occur, could depress prevailing market prices for the shares. Such sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price, which we deem appropriate.

If we lose the services of key personnel, it could adversely affect our business.

Our future success depends, in part, on our ability to attract and retain key personnel. Our future also depends on the continued services of Michael Brauser, our Executive Chairman, Derek Dubner, our Co-Chief Executive Officer, James P. Reilly, our President, and Ole Poulsen, Chief Science Officer of IDI, each of whom is important to the management of certain aspects of our business and operations and the development of our strategic direction, and each of whom may be difficult to replace. We do not carry “key man” life insurance policies on any of these individuals. The loss of the services of these key individuals and the process to replace these individuals would involve significant time and expense and could significantly delay or prevent the achievement of our business objectives.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling shareholder but will receive proceeds from the exercise of the warrants if the warrants are exercised, which proceeds will be used for working capital and general corporate purposes.

SELLING SHAREHOLDER

The following table provides information about the selling shareholder, Intracoastal Capital LLC (“Intracoastal”), listing how many shares of our common stock the selling shareholder owns on the date of this prospectus, how many shares are offered for sale by this prospectus, and the number and percentage of outstanding shares the selling shareholder will own after the offering, assuming all shares covered by this prospectus are sold. Intracoastal is presently the beneficial owner of over 5% of our outstanding common stock. Neither Intracoastal nor its Manager, Mitchell P. Kopin, has held any position, office, or material relationship with us or our affiliates within the past three years. The information concerning beneficial ownership has been taken from our stock transfer records and a questionnaire provided to us by the selling shareholder on August 11, 2015, which we have not independently verified. Information concerning the selling shareholder may change from time to time, and any changed information will be set forth if and when required in prospectus supplements or other appropriate forms permitted to be used by the SEC.

We do not know when or in what amounts the selling shareholder may offer shares for sale, although the selling shareholder cannot exercise the warrants underlying the shares registered herein before January 23, 2016. The selling shareholder may choose not to sell any or all of the shares offered by this prospectus. Because the selling shareholder may offer all or some of the shares, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot accurately report the number of the shares that will be held by the selling shareholder after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, all of the shares covered by this prospectus will be sold by the selling shareholder.

Except to the extent that the shares registered herein cannot be acquired or sold by the selling shareholder prior to January 23, 2016, as disclosed above, the selling shareholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, a portion of the shares beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

The number of shares outstanding, and the percentage of beneficial ownership, post-offering are based on 16,107,491 shares of our common stock issued and outstanding as of the conclusion of the offering, calculated on the basis of (i) 15,467,286 shares issued and outstanding as of August 11, 2015 and (ii) assumed exercise and sale by the selling shareholder of all warrants underlying the shares registered herein. For the purposes of the following table, the number of shares of common stock beneficially owned has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which the selling shareholder has sole or shared voting power or investment power and also any shares which that selling shareholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, warrant or other rights.

Name	Number of securities beneficially owned before offering	Number of securities to be offered	Number of securities owned after offering	Percentage of securities beneficially owned after offering
Intracoastal Capital LLC	1,090,418	640,205	1,090,418	6.8%

The number of securities to be offered represents 640,205 shares of common stock issuable upon the exercise of warrants (the “Warrant Shares”). Pre-offering beneficial ownership does not include the Warrant Shares because the Warrant Shares cannot, under the terms of the warrants, be acquired by the selling shareholder within 60 days. The number of securities beneficially owned post-offering assumes the exercise of the warrants and acquisition and sale of the Warrant Shares in compliance with the terms of the warrants, including a 4.99% beneficial ownership blocker provision. Messrs. Mitchell P. Kopin and Daniel B. Asher, managers of Intracoastal, share voting control and investment discretion with respect to the Warrant Shares and each is deemed to have beneficial ownership over the securities held by Intracoastal. Intracoastal’s address is 245 Palm Trail, Delray Beach, Florida 33483.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 200,000,000 shares of common stock, par value $0.0005 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

We are authorized to issue 200,000,000 shares of common stock, par value $0.0005 per share. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders, including the election of directors. There is no cumulative voting in the election of directors. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities and there are no redemption provisions applicable to our common stock.

The holders of common stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available for payment of dividends subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. We have not paid dividends on our common stock since inception and do not plan to pay dividends on our common stock in the foreseeable future.

As of August 11, 2015, IDI had 15,467,286 shares of common stock outstanding. In addition, IDI has entered agreements pursuant to which, subject to certain vesting and delivery conditions, IDI may issue an additional 900,108 shares of common stock subject to the achievement of performance milestones and 5,056,500 shares of common stock underlying restricted stock units and stock options.

Preferred Stock

We are authorized to issue 10,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our Board of Directors. As of August 11, 2015, we had 4,965,302 shares of our Series A Convertible Preferred Stock (“Series A”) issued and outstanding which, when convertible, converts into our common stock on a one-for-one basis. In addition, IDI may issue an additional 1,800,220 shares of Series A subject to the achievement of performance milestones.

For a description of how future issuances of our preferred stock could affect the rights of our shareholders, see “Certain Provisions of Delaware Law and of Our Charter and Bylaws - Issuance of “blank check” Preferred Stock,” below.

Transfer Agent

We have appointed Continental Stock Transfer & Trust as our transfer agent. Their contact information is: 17 Battery Place, New York, NY 10004, phone number (212) 845-3249, www.continentalstock.com.

CERTAIN PROVISIONS OF DELAWARE LAW AND OF OUR CHARTER AND BYLAWS

Anti-takeover Provisions

In general, Section 203 of the Delaware General Corporations Law or the DGCL prohibits a Delaware corporation with a class of voting stock listed on a national securities exchange or held of record by 2000 or more shareholders from engaging in a “business combination” with an “interested shareholder” for a three-year period following the time that this shareholder becomes an interested shareholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested shareholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested shareholder is prohibited unless it satisfies one of the following conditions:

•	before the shareholder became interested, the board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

•	upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•	at or after the time the shareholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the shareholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested shareholder.

The DGCL permits a corporation to opt out of, or choose not to be governed by, its anti-takeover statute by expressly stating so in its original certificate of incorporation (or subsequent amendment to its certificate of incorporation or bylaws approved by its shareholders). IDI’s Certificate of Incorporation contains a provision expressly opting out of the application of Section 203 of the DGCL; therefore the anti-takeover statute does not apply to us.

Issuance of “blank check” preferred stock

Our Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our Board of Directors. Our Board is empowered, without shareholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common shareholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change in control of our company.

Our Bylaws also allow our Board of Directors to fix the number of directors. Our shareholders do not have cumulative voting in the election of directors.

Special Shareholder Meetings and Action by Written Consent

Under our Bylaws, the Chairperson of our Board of Directors, our President and a majority of the members of the Board of Directors may each call a special meeting of shareholders. Our Bylaws do not permit meetings of shareholders to be called by any other person. Our Certificate of Incorporation specifically prohibits action by our shareholders by written consent without a meeting of shareholders.

Any aspect of the foregoing, alone or together, could delay or prevent unsolicited takeovers and changes in control or changes in our management.

Indemnification of Directors and Officers.

Section 145(a) of the DGCL, which IDI is subject to, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Any indemnification under subsections (a) and (b) of Section 145 of the DGCL (unless ordered by a court) shall be made by IDI only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the shareholders. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate. The indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145 of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Article 6 of IDI’s Bylaws provide that directors, officers, employees and agents shall be indemnified to the fullest extent permitted by the DGCL. Article 10 of IDI’s Certificate of Incorporation also provides that directors shall be indemnified to the fullest extent permitted by the DGCL.

IDI carries directors and officers liability coverages designed to insure its officers and directors and those of its subsidiaries against certain liabilities incurred by them in the performance of their duties, and also providing for reimbursement in certain cases to IDI and its subsidiaries for sums paid to directors and officers as indemnification for similar liability. IDI has entered into Indemnification Agreements with its executive officers and directors providing for advancement of expenses and indemnification to the fullest extent permissible under DGCL.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, IDI has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

The selling shareholder and any of the selling shareholder’s pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the selling shareholder to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling shareholder may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling shareholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling shareholder or any other person. We will make copies of this prospectus available to the selling shareholder and have informed the selling shareholder of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Nason, Yeager, Gerson, White & Lioce, P.A., West Palm Beach, Florida. One of the firm’s employees who is not providing services relating to this offering owns 20,000 shares of our common stock.

EXPERTS

The consolidated financial statements of IDI, Inc. incorporated by reference in this prospectus and registration statement for the years ended December 31, 2014 and 2013 have been audited by Marcum Bernstein & Pinchuk LLP, an independent registered public accounting firm, as set forth in their reports incorporated by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of IDI Holdings incorporated by reference in this prospectus and registration statement for the period from September 22, 2014 (inception) through December 31, 2014 have been audited by L.L. Bradford & Company, LLC, an independent registered public accounting firm, as set forth in their reports incorporated by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The documents listed below are incorporated by reference into this registration statement:

•	Our annual report on Form 10-K for the year ended December 31, 2014 filed on April 15, 2015;

•	The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2014 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 30, 2015;

•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2015, as amended, filed on May 27, 2015 and our quarterly report on Form 10-Q for the quarter ended June 30, 2015, filed on August 14, 2015;

•	Our current reports on Form 8-K filed on March 26, 2015 (as amended by the Form 8-K/A filed July 10, 2015), May 1, 2015, May 20, 2015, May 27, 2015, June 1, 2015, June 4, 2015, June 22, 2015, July 2, 2015, July 15, 2015 and July 28, 2015, and our reports on Form 6-K filed February 13, 2015 and March 17, 2015 (other than information furnished pursuant to Items 2.02 and 7.01 of Form 8-K and any related exhibits);

•	The description of our common stock in our registration statement on Form F-3 filed with the SEC on September 1, 2011, as updated by the current report Form 8-K filed with the SEC on March 26, 2015, and any amendments and reports filed for the purpose of updating such description; and

•	All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the termination of the offering, other than information furnished pursuant to Items 2.02 and 7.01 of Form 8-K and any related exhibits, shall be deemed to be incorporated by reference into the prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of the prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus.

We are an Exchange Act reporting company and are required to file periodic reports on Form 10-K and 10-Q and current reports on Form 8-K. You may read and copy all or any portion of the registration statement or any other information, which we file at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549, Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Also, the SEC maintains an internet site that contains reports, proxy and information statements, and other information that we file electronically with the SEC, including the registration statement. The website address is www.sec.gov.

You may obtain a copy of any of our filings, at no cost, by writing or telephoning us at:

2650 North Military Trail, Suite 300

Boca Raton, Florida 33431

Attention: Corporate Secretary

(561) 757-4000